BUSINESS CONSULTING AGREEMENT

            AGREEMENT, made this 9th day of February, 2001 by and between RAQUEL, INC., whose principle place of business is at 269 So. Beverly Dr., Suite 938, Beverly Hills, CA 90212 hereinafter the "Company" and Vincent Barone, whose principle place of business is at 150 Main Street, Port Washington, NY 11050 hereinafter the "Consultant".

            WHEREAS, the Company desires to obtain Consultant's services in connection with the Company's business affairs and Consultant is willing to undertake to provide such services as hereinafter fully set forth;

                                   WITNESSETH

NOW, THEREFORE, the parties agree as follows:

      1.    TERM: The term of this Consulting Agreement shall be for a Twelve
            (12) month period commencing on the date hereof.

      2. NATURE OF SERVICES: During the term of this Agreement Consultant shall provide advice to undertake for and consult with the Company concerning management, product/service expansion. Attend meetings of the retrenchment, marketing consulting, strategic planning, liquidity management, corporate organization and structure, financial matters in connection with the operation of the business of the Company, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby.

            (a)   Attend meetings of the Company's Board of directors or
                  Executive Committee(s) when so requested by the Company;
            (b)   Attend meetings for and at the request of the Company review, analyze and report on proposed business opportunities;

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            (c)   Consult with the Company concerning strategic corporate
                  planning and investment policies, including any revision of the Company's business plan when requested by the company;
            (d)   Locate acquisitions for the Company;
            (e)   Assist in negotiating potential acquisitions;
            (f) Assist in the implements of short term and long term strategic planning as required by the Company;
            (g) Advertise the Company's services and projects to its particular industry;
            (h) Implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services;
            (i) Advise the Company of means to restructure its debt and financial obligations;
            (j) Negotiate with lenders regarding the restructuring of such debt obligations;
            (k) Assist the Company in the monitoring of services provided by the Company's advertising firm, public relations firm and other professionals to be employed by the Company;
            (l) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company; and
            (m) Advise and recommend to the Company additional services relating to the present products/services offered by the Company as well as new products/services that may be provided by the Company.

      4. IT IS AGREED that the Consultant's services will not include any services that constitute the rendering of legal opinions or performance of work that is in the ordinary purview of certified public accountant or any work that it is the ordinary purview of a registered broker/dealer.

      5. COMPENSATION: The Company agrees to compensate Consultant as follows:

            Upon execution of this Agreement, the Company shall issue Consultant an option to acquire 2,000,000 shares of the Company's free-trading stock at an exercise price of $0.05 per share. Company shall open an escrow account for sale of said shares, and upon receipt of monies for exercise of said options and purchase of shares; Company shall immediately, or within 10 days, issue 2,000,000 shares as requested below:

                Vincent Barone ................ 2,000,000 options

      6. EXPENSES: Consultant shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Consultant may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with the Company.

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      7.    LIABILITY OF CONSULTANT: In furnishing the Company with management advice and other services as herein provided, neither Consultant nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors of judgment or for anything except malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this agreement.

            It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of Company's action or non-action on the basis of any advice, recommendation or approval of Consultant, its employees or agents.

            The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers.

      8. CONFIDENTIALITY: Consultant will not disclose to any other person, firm or corporation, nor use for his own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Consultant in the course of his performing services hereunder. (A trade secret is information not generally known to the trade, which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications). Any management advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of Consultant.

      9. INDEMNIFICATION: The Company agrees to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Consultant is a party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Consultant for its expenses.) The provisions of

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            this paragraph shall survive the termination and expiration of this
            Consulting Agreement.

      10. BREACH OF CONTRACT: The sole remedy of the Company in respect of any material breach of this Agreement by Consultant shall be to terminate this Agreement upon the giving of thirty (30) days prior written notice, but no such termination shall affect the options exercisable pursuant to paragraph 5 hereof.

      11. INDEPENDENT CONTRACTOR: Consultant and the Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold himself out as, nor shall he take any action from which others might infer, that he is a partner of, agent of or a joint venture of the Company.

      12. HEADINGS: The headings in this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

      13. SEVERABILITY OF PROVISIONS: The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      14. NOTICES: All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or delivery to:

                        (i)     Consultant
                                150 Main Street
                                Port Washington, NY 11050
                                Facsimile: (516) 944-5295

                        (ii)    Raquel, Inc.
                                269 So. Beverly Dr., Suite 938
                                Beverly Hills, CA 90212
                                Facsimile: (310) 274-0161

      15.   MISCELLANEOUS:

            a. All final decisions with respect to consultation, advice and services rendered by Consultant to the Company shall rest exclusively with the Company.
            b. This Agreement contains the entire agreement of the parties hereto and there are no representations or warranties other than those contained herein. Neither party may modify this Agreement unless the same is in writing and duly executed by both parties hereto.

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            c.    By signing this Agreement, the Company admits to having no prior knowledge of any pending S.E.C. or N.A.S.D investigations into the trading of the securities of the Company or the activities of the Company.
            d. In the event this Agreement or performance hereunder contravene public policy or constitute a material violation of any law or regulation of any federal or state government agency, or either party becomes insolvent or is adjudicated bankrupt or seeks the protection of any provision of the National Bankruptcy Act, or either party is enjoined, or consents to any order relating to any violation of any state or federal securities law, then this agreement shall be deemed terminated, and null and void upon such termination; neither party shall be obligated hereunder and neither party shall have any further liability to the other.
            e. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association; and any arbitration shall be conducted within the venue of Complainant.

Agreed and Accepted on this 9th day of February 2001.

        Raquel, Inc.


        By:___________________________
           Raquel Zepeda, President

Agreed and Accepted on this 9th day of February 2001.


        ______________________________
        Vincent Barone